UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 24, 2014

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On January 24, 2014, Endeavour International Corporation (the “Company”), Endeavour International Holdings B.V., a wholly-owned subsidiary of the Company (“EIH”), and End Finco LLC, a wholly-owned subsidiary of EIH (“Finco” and, together with EIH, the “Term A Borrowers”), entered into a credit agreement (the “Term A Credit Agreement”) with Credit Suisse AG, (“Credit Suisse”), as administrative agent and as collateral agent, and the lenders party thereto (the “Lenders”), providing for a senior secured term loan facility (the “Term Loan Facility”).

Pursuant to the Term Loan Facility, the Lenders advanced approximately $125 million in aggregate principal amount of term loans to the Term A Borrowers. The proceeds were used to repay the balance outstanding under the Company’s 2012 Credit Agreements (defined below). The Term Loan Facility bears interest quarterly at a rate of LIBOR plus 7.00% per year (provided that LIBOR shall equal at least 1.25% per year) and mature on the earlier of (a) November 30, 2017 and (b) the date 91 days prior to the maturity of the Company’s 5.5% convertible senior notes due 2016 and 11.5% convertible notes due 2016, if such notes have not been converted, cancelled or extinguished prior to such date or extended or refinanced in full prior to such date, with a resulting maturity date not earlier than March 1, 2018.

The Term A Credit Agreement contains covenants and provisions with respect to events of default that are substantially similar to the covenants in the indentures governing the Company’s senior notes due 2018 including, but not limited to, restrictions on the Company’s and its restricted subsidiaries’ ability to: (i) pay distributions or repurchase or redeem the Company’s capital stock or subordinated debt; (ii) make certain investments; (iii) incur additional indebtedness (iv) create or incur certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Company’s assets; (vii) enter into agreements that restrict distributions from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications, as described in the Term A Credit Agreement. Borrowings under the Term Loan Facility are unconditionally guaranteed by the Company and each of its current and future restricted subsidiaries other than the Term A Borrowers.

LC Procurement Agreement

Also, on January 24, 2014, the Company and its wholly-owned subsidiary, Endeavour Energy UK Limited (“Endeavour UK”), entered into a LC Procurement Agreement (the “LC Procurement Agreement”) with LC Finco S.à r.l. (the “Payee”), an unaffiliated third party, pursuant to which Endeavour UK has agreed to reimburse the Payee for any expense incurred by it in connection with the posting of cash collateral to secure letters of credit issued by the Credit Suisse for Endeavour UK’s account in the amount of approximately £78 (approximately $130 million as of January 24, 2014). The letters of credit secure decommissioning obligations in connection with certain of Endeavour UK’s United Kingdom Continental Shelf Petroleum Production Licences and have been outstanding and unchanged since 2006. The LC Procurement Agreement was entered into to replace the Reimbursement Agreement and 2013 LOC Procurement Agreement (each as defined below).

Under the LC Procurement Agreement Endeavour UK has agreed to pay a quarterly fee computed at a rate of LIBOR plus 7.00% per year (provided that LIBOR shall equal at least 1.25% per year) on aggregate balance of posted cash collateral.

Similar to the Term Loan Facility, posted cash collateral under the LC Procurement Agreement was issued with an original issue discount of 98.5% and matures on the earlier of (a) November 30, 2017 and (b) the date 91 days prior to the maturity of the Company’s 5.5% convertible senior notes due 2016 and 11.5% convertible notes due 2016, if such notes have not been converted, cancelled or extinguished prior to such date or extended or refinanced in full prior to such date, with a resulting maturity date not earlier than March 1, 2018. The LC Procurement Agreement contains customary representations, warranties and non-financial covenants. The Company and each of its current and future restricted subsidiaries have unconditionally guaranteed Endeavour UK’s obligations under the LC Procurement Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

Proceeds of the Term A Credit Agreement were used to repay all amounts outstanding under the Company’s previous credit agreement (the “2012 Credit Agreement”), dated as of April 12, 2012, as amended, among the Company, Endeavour UK, Cyan Partners, LP, as administrative agent, and the other lenders party thereto. This repayment included a prepayment fee and accrued interest of approximately $2.0 million. Following the repayment by Endeavour UK, the 2012 Credit Agreement was terminated and all of the liens on the collateral securing Endeavour UK’s obligations thereunder were released.

In connection with the entry into the LC Procurement Agreement, on January 24, 2014, the Company and Endeavour UK terminated their previous reimbursement agreement (the “Reimbursement Agreement”), dated May 31, 2012, as amended, with New Pearl S.à.r.l. securing letters of credit issued by BNP Paribas for Endeavour UK’s account in the amount of approximately £77 million (approximately $127 million as of January 24, 2014).

In addition, in connection with the entry into the LC Procurement Agreement, on January 24, 2014, the Company terminated its previous LOC procurement agreement (the “2013 LOC Procurement Agreement”), dated January 9, 2013, with Max Participations II S.à.r.l. securing letters of credit issued by Deutsche Bank AG for Endeavour UK’s account in the amount of approximately £20.6 million (approximately $34.0 million as of January 24, 2014).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

January 30, 2014	By:	/s/ Stanley W. Farmer

Name: Stanley W. Farmer
Title: Vice President and Chief Accounting Officer